EXHIBIT 10.44

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

EFJ, INC. BOARD OF DIRECTORS

2006

Board of Directors’ Quarterly Retainer	$7,500

Audit Committee Quarterly Retainer	$1,750

Audit Committee Chairperson Quarterly Retainer	$1,250

Non-Audit Committee Quarterly Retainer	$1,250

Non-Audit Committee Chairperson Quarterly Retainer	$750

Stock Options	Each current director receives an option to purchase 10,000 shares of EFJ stock annually on the day after the Annual Meeting of Shareholders at the market value of the stock on that date, pursuant to the 1996 Stock Incentive Plan. Option terms would be same as for current employees—vesting one-fifth of the grant each year.

Performance Based Restricted Stock	EFJ awarded each current director a performance-based restricted stock grant of 10,000 shares of EFJ Common Stock pursuant to EFJ’s 2005 Omnibus Incentive Plan. In the event the performance-based metrics are not achieved, the shares will be forfeited by the reporting person.

1999 Non-Employee Director Stock Purchase Plan	Each Eligible Non-Employee Director may elect to receive EFJ, Inc. common stock in lieu of cash board compensation, under the 1999 Non-Employee Director Stock Purchase Plan. The amount of common stock is determined upon the means the average of the closing price of a share of Common Stock during the last 10 trading days preceding the last business day of the Quarter.